As filed with the Securities and Exchange Commission on April 8, 2024

Securities Act File No. 333-274452

  Investment Company Act File No. 811-23713

UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

 (check appropriate box or boxes)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 1	[X]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 7	[X]

RiverNorth Managed Duration Municipal Income Fund II, Inc.

(Exact name of registrant as specified in charter)

360 South Rosemary Avenue, Suite 1420

 West Palm Beach, FL 33401

 (Address of principal executive offices)

(561) 484-7185

 (Registrant’s Telephone Number)

 Marcus L. Collins, Esq.

RiverNorth Capital Management, LLC

  360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL 33401

  (Names and addresses of agents for service)

Copies to:

 Joshua B. Deringer

 Faegre Drinker Biddle & Reath LLP

 One Logan Square, Ste. 2000

 Philadelphia, PA 19103-6996

 (215) 988-2700

Approximate Date of Proposed Public Offering: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

[ ]	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

[X]	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.
[ ]	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.
[ ]	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
[ ]	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

[ ]	when declared effective pursuant to Section 8(c) of the Securities Act

If appropriate, check the following box:

[ ]	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].
[ ]	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.
[ ]	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.
[X]	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-274452.

Check each box that appropriately characterizes the Registrant:

[X]	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).
[ ]	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).
[ ]	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).
[ ]	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
[ ]	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
[ ]	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).
[ ]	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
[ ]	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 under the Securities Act of 1933, as amended (“Securities Act”), and Post-Effective Amendment No. 7 under the Investment Company Act of 1940, as amended, to the Registration Statement on Form N-2 (File Nos. 333-274452 and 811-23713) of the RiverNorth Managed Duration Municipal Income Fund II, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act, solely for the purpose of filing Exhibits h.1, h.2 and l.3 to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25 (2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25 (2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C - OTHER INFORMATION

Item 25: Financial Statements and Exhibits

2.	Exhibits:

a.1	Articles of Incorporation. (1)

a.2	Articles of Amendment and Restatement. (3)

b.	By-Laws of Fund. (3)

c.	None.

d.	None.

e.	Terms and Conditions of the Dividend Reinvestment Plan. (3)

f.	None.

g.1	Investment Management Agreement between Registrant and RiverNorth Capital Management, LLC. (3)

g.2	Sub-Advisory Agreement between RiverNorth Capital Management, LLC and MacKay Shields LLC. (3)

h.1	Distribution Agreement**

h.2	Sub-Placement Agent Agreement**

i.	None.

j.1	Master Custodian Agreement. (3)

j.2	Letter Amending Appendix A to the Master Custodian Agreement. (3)

k.1	Agency Agreement with DST Systems, Inc. (3)

k.2	Adoption Agreement to Agency Agreement. (3)

k.3	Administration Bookkeeping and Pricing Services Agreement with ALPS Fund Services, Inc. (3)

k.4	Franklin Rule 12d1-4 Funds of Funds Investment Agreement dated January 20, 2022. (5)

k.5	BlackRock Closed-End Fund Rule 12d1-4 Fund of Funds Investment Agreement dated January 19, 2022. (5)

k.6	Nuveen Closed-End Funds Rule 12d1-4 Investment Agreement dated January 19, 2022. (5)

k.7	Voya Fund of Funds Investment Agreement dated January 19, 2022. (5)

k.8	Credit Agreement with BNP Paribas.+

l.1	Opinion and consent of Fund counsel. (6)

l.2	Opinion and consent of Maryland counsel. (6)

l.3	Consent of Fund counsel.**

m.	None.

n.	Consent of Independent Registered Public Accounting Firm. (7)

o.	None.

p.	Subscription Agreement. (3)

q.	None.

r.1	Combined Code of Ethics for the Registrant and RiverNorth Capital Management, LLC. (5)

r.2	Code of Ethics of Mackay Shields LLC. (3)

s.	Calculation of Filing Fees Table. (5)

t.1	Powers of Attorney. (2)

t.2	Power of Attorney for Lisa B. Mougin. (5)

(1)	Filed on July 2, 2021 with Registrant’s Registration Statement on Form N-2 (File No. 333- 257627) and incorporated herein by reference.

(2)	Filed on December 27, 2021 with Registrant’s Registration Statement on Form N-2 (File No. 333- 257627) and incorporated herein by reference.

(3)	Filed on January 24, 2022 with Registrant’s Registration Statement on Form N-2 (File No. 333- 257627) and incorporated herein by reference.

(4)	Filed on February 10, 2022 with Registrant’s Registration Statement on Form N-2 (File No. 333- 257627) and incorporated herein by reference.

(5)	Filed on September 11, 2023 with Registrant’s Registration Statement on Form N-2 (File No. 333- 274452) and incorporated herein by reference.

(6)	Filed on December 22, 2023 on Registrant's Registration Statement on Form N-2 (File No. 333-274452) and incorporated herein by reference.

(7)	Filed on February 21, 2024 on Registrant’s Registration Statement on Form N-2 (File No. 333-274452) and incorporated herein by reference.

**	Filed herewith.
+	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of West Palm Beach, and State of Florida, on the 8th day of April, 2024.

RiverNorth Managed Duration Municipal Income Fund II, Inc.

By:	/s/ Patrick W. Galley
Patrick W. Galley, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature		Title		Date
By:	/s/ Patrick W. Galley	President (Principal Executive Officer)		April 8, 2024
Patrick W. Galley
By:	/s/ Jonathan M Mohrhardt	Chief Financial Officer and Treasurer (Principal Financial Officer/Principal Accounting Officer)		April 8, 2024
Jonathan M Mohrhardt
By:	/s/ Patrick W. Galley	Chairman of the Board and Director		April 8, 2024
Patrick W. Galley
	John K. Carter (1)	Director	By:	/s/ Patrick W. Galley
	Jerry R. Raio (1)	Director		Patrick W. Galley
	J. Wayne Hutchens (1)	Director		Attorney-In-Fact
	David M. Swanson (1)	Director		April 8, 2024
	Lisa B. Mougin (2)	Director

(1)	Original powers of attorney authorizing Joshua B. Deringer, Diana E. McCarthy and Patrick W. Galley to execute Registrant’s Registration Statement, and Amendments thereto, for the directors of the Registrant on whose behalf this Registration Statement is filed, were previously executed and were filed as Exhibit t.1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-257627).
(2)	Original power of attorney authorizing Joshua B. Deringer, David L. Williams and Patrick W. Galley to execute Registrant’s Registration Statement, and Amendments thereto, for the director of the Registrant on whose behalf this Registration Statement is filed, was previously executed and was filed as Exhibit t.2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-274452).

INDEX TO EXHIBITS

h.1	Distribution Agreement
h.2	Sub-Placement Agent Agreement
l.3	Consent of Fund Counsel